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                                                                   EXHIBIT 10.53

                                Easyriders, Inc.


Joseph Teresi
2400 Laguna Drive
Ft. Lauderdale, Fl 33316

Dear Joe:

     Reference is made to Sections 2.3 and 2.4 of the Stock Contribution and Sale Agreement, dated as of June 30, 1998, by and among Newriders, Inc., Easyriders, Inc. (the "Company"), Easyriders Sub II, Inc., Paisano Publications, Inc., Easyriders of Columbus, Inc., Easyriders Franchising, Inc., Teresi, Inc., Bros Club, Inc., Associated Rodeo Riders On Wheels, Inc. and Mr. Joseph Teresi (the "Stock Purchase Agreement"), which states that the Exchange Amount (as defined therein) will be adjusted upward or downward based on the amount by which the Paisano Companies' Working Capital (as defined therein) as of September 23, 1998 exceeds or is less than $4,537,000 (the "Adjustment"). In accordance with the Stock Purchase Agreement, Deloitte & Touche LLP has determined that you owe the Company $964,731 pursuant to the Adjustment (the "Deloitte Number").

     You have taken exception to the Adjustment and in lieu of submitting these issues to Ernst & Young, LLP for resolution in accordance with Section 2.4 of the Stock Purchase Agreement, and after discussion and due consideration by the independent members of the Audit Committee and the full Board of Directors of the Company, we have agreed as follows:

     1. You owe the Company $398,085 in satisfaction of the Adjustment (the "Payable") This amount was determined by subtracting the following items from the Deloitte Number: $353,625 (your credits from the items listed in Exhibit A); $205,647 (September 1998, Post-Reorganization for "Easyriders" and "Airbrush" magazine revenues); and $7,374 (cash that you have previously paid the Company).

        a. No interest will be owed on the Payable.

        b Subject to prior payment in accordance with paragraphs 2, 3, 4 and 5 below, the Payable is due when all of the promissory notes, presently in effect, from the Company to you are paid in full.

     2. The Company will make reasonable efforts to collect all over-due receivables listed in Exhibit B (the "Receivables") at your direction. Any amount collected with respect to the Receivables shall be applied to the oldest Receivables first. A percentage of the amounts collected with respect to such Receivables equal to the larger percentage indicated next to the applicable Receivables on Exhibit B ("your percentage") will be credited against the Payable.
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     3.   If the Company's accountants determine that the amount of pension accrual listed in Exhibit A should be decreased, then the amount of the Payable will be reduced at such time by an amount equal to such decrease.

     4. To the extent to which any portion of the inventory referenced in Exhibit C (the "Inventory") is sold or used as prizes in connection with Company promotions, the amount of the Payable will be reduced at such time by the amount of the receipts or value assigned thereto by the Company.

     5. If the Company receives a refund of any portion of the Japan VAT listed on Exhibit A (the "Japan VAT"), then the amount of the Payable will be reduced at such time by an amount equal to such refund.

     6. It is the Company's present intention to continue utilizing Leon Hatcher's services for Easyriders Events, Inc., although no commitment is made in this respect.

     7. From and after such time as the Payable has been reduced to zero, you will have the right to continue to receive in cash within 10 days of receipt by the Company (i) your percentage of any amount of the collections on any of the Receivables, (ii) any amount of the decrease in the aforementioned pension accrual, (iii) any amount of the receipts or value assigned to the Inventory and (iv) any amount of refund received by the Company with respect to the Japan VAT; provided, however, that until such time as all amounts owing to Nomura Holding America Inc. ("Nomura") under the Note and Warrant Purchase Agreement, dated as of September 23, 1998 (the "Nomura Agreement"), have been paid in full, such amounts shall be represented by a non-interest bearing receivable owed by the Company to you.

     The terms of this agreement are conditioned upon obtaining the approval of this agreement by Nomura pursuant to the Nomura Agreement.

     By signing below, you agree and accept the terms of this agreement.

                                         Very truly yours,

                                         /s/ William Prather
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                                         William Prather, President and
                                         Chief Executive Officer


Agreed and Accepted on
this 14 day of April, 1999

  /s/ Joseph Teresi
 -------------------------
 Joseph Teresi

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